Exhibit 8.2

Form of Opinion re Certain Israeli Income Tax Matters

[LETTERHEAD OF YORAM L. COHEN, ASHLAGI, ESHEL]

Tel-Aviv, July     , 2010

D. Medical Industries Ltd.

7 Zabotinsky St.

Moshe Aviv Tower

Ramat-Gan 52520

Israel

Ladies and Gentlemen:

We have acted as special counsel to D. Medical Industries Ltd., a company incorporated under the laws of the State of Israel (the “Company”), in connection with the registration statement on Form F-1 under the Securities Act of 1933, as amended (the “Act”), filed by the Company with the Securities and Exchange Commission as of the date hereof (the “Registration Statement”), with respect to the initial public offering of the Company’s ordinary shares in the United States.

We are of the opinion that the sub-section entitled “Taxation of Our Shareholders” under the section entitled “Israeli Taxation and Government Programs” in the Registration Statement, accurately reflects the material Israeli income tax consequences of owning, acquiring, and disposing of the ordinary shares by non-residents of Israel, subject to the qualifications, exceptions, assumptions and limitations set forth in the section. We express no opinion as to any laws other than the income tax laws of Israel.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Yoram L. Cohen, Ashlagi, Eshel,

Advocates